Exhibit 10.1

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of January, 2009, by and among The Resourcing Solutions Group, Inc. or an affiliate thereof (collectively or individually “Buyer”), and Clarendon National Insurance Company, a New Jersey domiciled insurance company and wholly owned subsidiary of Clarendon Insurance Group, Inc., a Delaware holding company, (collectively or individually “Seller”).

WITNESSETH:

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Clarendon Select Insurance Company, a Florida stock insurance company (the “Company”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of capital stock of the Company, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1           Purchase and Sale.  At the closing of this transaction (the “Closing”) and subject to and upon the terms and conditions of this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller, one hundred sixty six thousand six hundred sixty seven (166,667) shares of common stock of the Company, $18 par value per share (the “Shares”), which Shares shall constitute all of the issued and outstanding shares of capital stock of the Company.  Each certificate representing the Shares shall be duly endorsed in blank or accompanied by a duly executed stock power.

1.2           Purchase Price.

(a)           The total purchase price (the “Purchase Price”) for the Shares shall be (i) $250,000, consisting of a $100,000 escrow deposit (the “Deposit”), which was deposited upon execution and delivery of the Letter of Intent and will be transferred to Seller at Closing and $150,000, which shall be paid to Seller at the Closing, plus (ii) the Capital and Surplus Amount of the Company, as defined below, determined as of the close of business on the second Business Day immediately preceding the Closing Date (the “Valuation Date”).  The “Capital and Surplus Amount” shall consist of the fair market value (as determined pursuant to Section 1.2(c) below) of the total assets of the Company.

(b)           On the day immediately prior to the Closing Date, Seller shall provide Buyer a complete list and specific description of the assets which shall be held by the Company upon Closing, and Seller warrants that such assets shall consist only of U.S.  Treasury Bonds, Treasury Bills, Treasury Notes, money market funds and cash.  Such description shall include a valuation as of the Valuation Date of the fair market value of the assets so described.  Buyer shall have an opportunity at its own expense to verify such valuation and all information related thereto, concerning such assets.

(c)           The fair market value of Treasury Bonds, Treasury Bills, Treasury Notes, and fixed income assets of the Company shall be determined: (i) by reference to prices reported by a recognized market quotations service commonly used by insurers to establish the fair market value of investment securities, plus (ii) interest accrued as of the Valuation Date attributable to such Treasury Bonds, Treasury Bills, Treasury Notes, and fixed income assets; provided, however, that interests in money market funds shall have a fair market value equal to their face or par value; and provided further that assets which cannot be valued in accordance with the above procedures will be valued at a fair market value as otherwise reasonably determined by Buyer and Seller.

(d)           On the day immediately prior to the Closing Date, Seller shall present Buyer with a statement of the Purchase Price which (after verification by Buyer of Seller’s determination of the Capital and Surplus Amount such verification to occur by 12:00 noon on the day of Closing) shall be paid by Buyer, subject to a credit for the Deposit paid by Buyer to Seller as provided above, by wire transfer, in immediately available funds, to Seller’s account as specified by Seller.

1.3           Closing.  The Closing shall take place at 10:00 a.m.  within 3 Business Days after receipt by Buyer of all applicable governmental approvals (the “Closing Date”), and any adjournment thereof, at the offices of Buyer in Charlotte, North Carolina, or at such other date, time or place as the parties hereto may mutually agree.  The parties will use commercially reasonable efforts to have a  Closing Date no later than March 31, 2009.  If, however, the Closing has not occurred on or before March 31, 2009, this Agreement shall automatically be extended in accordance with Section 7.1(f).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

2.1           Organization.  Buyer is a company duly organized by legislative charter, validly existing and in good standing under the laws of Nevada, and has all requisite power and authority (corporate and other) to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

2.2           Authorization.  All necessary and appropriate corporate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereafter may be brought, (iii) as to matters which may be deemed to be in contravention of public policy.

2.3           Consents and Approvals.  No notice, consent, approval, order or authorization of, or registration, declaration or filing with, any Authority is required in connection with Buyer’s execution and delivery of this Agreement or its performance of the terms hereof, other than approval of the Office of Insurance Regulation of the State of Florida and as set forth on Schedule 2.3.

2.4.           Investment Intent.  Buyer is acquiring the Shares solely for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof within the meaning of the Securities Act of 1933, as amended.  Buyer acknowledges that the Shares are not registered under the Securities Act of 1933 and may not be transferred or sold except pursuant to an applicable exemption therefrom.

2.5           Litigation.  There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the Knowledge of Buyer, threatened against Buyer, at law or in equity, before any federal, state or local court or regulatory agency, or other Authority, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as defined in Section 9.13) on Buyer or which seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

2.6           No Conflicts.  Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charter or bylaws of Buyer, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any agreement, indenture, instrument, order, judgment or decree binding on Buyer or its properties or assets, except for such violations, conflicts, breaches, defaults, terminations, accelerations, liens, security interests, charges or encumbrances which would not have a Material Adverse Effect on Buyer or the Company, (iii) violate any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other Authority or instrumentality by which Buyer is bound, except for such violations which would not have a Material Adverse Effect on Buyer, or (iv) require any consent, approval, declaration, order or authorization of, or registration or filing with, any third party, court or governmental body or other agency, instrumentality or Authority by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than approval of the Office of Insurance Regulation of the State of Florida and other applicable Authorities, except where the failure to obtain any such consent, approval, declaration, order or authorization or to make any such registration or filing would not have a Material Adverse Effect on Buyer or the Company.

2.7           Transaction Financing.  Buyer has on hand or readily available cash and cash equivalents in an amount sufficient to enable it to purchase the Shares as provided in Section 1.2.

2.8           Brokers.  In connection with the transactions contemplated by this Agreement, Buyer has not employed nor will it employ any broker or finder and has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

3.1           Organization.  Seller is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  The Company is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Seller and the Company each have all requisite power and authority (corporate and other) and licenses necessary to own, lease and operate their respective properties and conduct their respective businesses as presently conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction listed on Schedule 3.1, is not qualified to do business in any other jurisdiction, and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on the Company.  Seller has previously delivered to Buyer true, correct and complete copies of the charter and bylaws of the Company.  The corporate minute books of the Company accurately reflect, in all material respects, all actions taken by the Board of Directors of the Company (and any committees thereof) and its shareholders.

3.2           Authorization.  All necessary and appropriate corporate action has been taken by Seller with respect to the execution and delivery of this Agreement and the performance of Seller’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereafter may be brought, (iii) as to matters which may be deemed to be in contravention of public policy.

3.3           Subsidiaries.  The Company has no subsidiaries and does not otherwise control, directly or indirectly, any equity interest in any corporation, association or business entity.

3.4           Capitalization and Security Holders.  The authorized capital stock of the Company consists solely of 166,667 shares of common stock, $18 par value per share, of which all of the shares are issued and outstanding.  All of the outstanding shares of common stock of the Company have been validly issued and are fully paid and non-assessable.  Except for this Agreement and as otherwise set forth on Schedule 3.4, (i) there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, or other commitments or rights of any type relating to the issuance, sale or transfer by the Company of any securities of the Company, (ii) there are no outstanding securities which are convertible into or exchangeable for any shares of capital stock of the Company; and (iii) the Company has no obligation of any kind to issue any additional securities.  None of the shares of Company capital stock outstanding was issued in violation of the preemptive right of any person or any agreement or law by which the Company at the time of issuance was bound.

3.5           Share Ownership and Authority.  Seller owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company, and Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer in accordance with the terms of this Agreement.  At the Closing, Seller will transfer and convey to Buyer, and Buyer will acquire, good, valid and marketable title to the Shares, free and clear of any and all rights, title, interest and claims of others, including without limitation all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature whatsoever, except as set forth on Schedule 3.5 and except for restrictions on transfer imposed by or pursuant to the securities laws of the United States.

3.6           Litigation.  Except as set forth on Schedule 3.6, there is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the Knowledge of the Company and Seller, threatened against the Company, at law or in equity, before any federal, state or local court or regulatory agency, or other Authority, and such claims, litigation, actions, suits, proceedings, investigations or inquiries will not have, individually or in the aggregate, a Material Adverse Effect on the Company.  There is no claim, litigation, action, suit, proceeding, investigation or inquiry pending or, to the Knowledge of the Company and Seller, threatened against Seller or any of Seller’s assets or properties, officers or directors that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

3.7           No Conflicts.  Except as set forth on Schedule 3.7 or otherwise in this Agreement, neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charter or bylaws of Seller or the Company, respectively, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any agreement, indenture, instrument, order, judgment or decree binding on the Company or Seller or their respective properties or assets, except for such violations, conflicts, breaches, defaults, terminations, accelerations, liens, security interests, charges or encumbrances which would not have a Material Adverse Effect on the Company, (iii) violate any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission, or other Authority or instrumentality by which Seller, the Company or any of the Company’s assets is bound, except for such violations which would not have a Material Adverse Effect on the Company, or (iv) require any consent, approval, declaration, order or authorization of, or registration or filing with, any third party, court or governmental body or other agency, instrumentality or Authority by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than approval of the Office of Insurance Regulation of the State of Florida and other applicable insurance Authorities, except where the failure to obtain any such consent, approval, declaration, order or authorization or to make any such registration or filing would not have a Material Adverse Effect on the Company.

3.8           Tax Matters.

(a)           Except as set forth in Schedule 3.8(a), Seller, the Company and any affiliated, combined or unitary group of which Seller or the Company is or was a member has in all respects (i) correctly prepared and timely filed all returns, declarations, estimates, reports, claims for refund, information returns and statements (“Tax Returns”) required to be filed with respect to all federal, state, local and foreign income (gross or net), gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, provincial (with the income taxes), environmental (including taxes under Section 59A of the Code), disability, social security, unemployment compensation, alternative, add-on, minimum, estimated, stamp, excise, severance, occupation, property or other taxes, customs duties, fees, together with any interest, penalties or other additions (each a “Tax” and collectively, “Taxes”), (ii) timely and properly paid all Taxes that are due and payable, (iii) established on its books and records reserves that are adequate for the payment of all Taxes accrued but not yet due and payable, and (iv) complied with all Laws relating to the withholding and payment of all Taxes with respect to employees’ wages.  All Tax Returns made were true, accurate and complete in all respects at the time of filing, all Tax positions were adequately disclosed on such Tax Returns, and all Tax assessments on the Tax Returns have been paid in full.  The Florida Office of Insurance Regulation is currently engaged in a premium tax audit for the year 2006.  The Company has not been subject to any federal, state, local or foreign tax audit.

(b)           There are no actual or proposed Tax deficiencies, assessments, or adjustments for Taxes with respect to Seller or the Company or any assets, property or operations of Seller or the Company.  Except as set forth in Schedule 3.8(b), (i) there are no liens for Taxes upon the assets of Seller or the Company, (ii) neither Seller nor the Company has requested any extension of time within which to file any Tax Return which has not since been filed, (iii) there are no waivers or consents given by Seller or the Company regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, (iv) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending or, to the Knowledge of the Company and Seller, threatened against Seller or the Company with regard to any Taxes or Tax Returns, and neither the Company nor Seller has received any notice of such audit or proceeding, actual or threatened and (v) no claim or notice of claim has been made or given at any time by any taxing Authority in any jurisdiction in which the Company (or its Affiliates) does not file Tax Returns indicating that the Company (or its Affiliates) is or may be subject to taxation by such jurisdiction.  The Company and its Affiliates do not have any liability for Taxes of any other Person under the provisions of state, local or foreign Law similar to Section 1502 of the Code, as a transferee or successor, by contract, or otherwise.

(c)           Neither Seller nor the Company has made any election under Section 341(f) of the Code or any corresponding provision of state, local or foreign tax Law.  Neither Seller nor the Company is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method nor does Seller or the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.  Neither Seller nor the Company, as a result of any “closing agreement” as defined in Section 7121 of the Code (or any corresponding provisions of any state, local or foreign tax law), is required to include any item of income in or exclude any item of deduction from taxable income.  Neither Seller nor the Company, as a result of any deferred inter-company gain or any excess loss account, described in Section 1.1502 of the Treasury Regulations concerning consolidated returns, is required to include any item of income in taxable income.  Except as set forth on Schedule 3.8(c), Seller and the Company have not been at any time during the past ten (10) years a member of an affiliated group, as defined in Section 1504 of the Code, other than one of which Seller was the common parent, or filed or been included in a combined, consolidated or unitary income tax return other than one filed by Seller.

(d)           Seller and the Company have not made any payments and are not obligated under any contract to make any payments that will be nondeductible, in whole or in part, under Section 280G or 162(m) of the Code.

(e)           Seller has filed a consolidated federal income tax return with the Company for the taxable year immediately preceding the current taxable year, and Seller is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under any state, local or foreign tax law) with respect to the Company.

(f)           Schedule 3.8(f) contains a true, accurate and complete list of all Tax sharing, Tax allocation, Tax indemnification and similar agreements to which Seller or the Company is a party or by which Seller or the Company is bound.  Seller further represents and warrants to Buyer that the Tax Allocation Agreement, dated January 1, 2003 (the “Federal Income Tax Allocation and Settlement Policy”), by and among Hannover Finance, Inc.  and its subsidiaries (including, at that time, the Company) has been terminated as regards the Company and is of no further force and effect as it pertains to the Company.

3.9           Financial Statements.  The statutory financial statements (including the notes thereto) of the Company as of and for the years ended 2005, 2006 and 2007 (the “Annual Statements”) when prepared were prepared in conformity with accounting practices prescribed or permitted by the Office of Insurance Regulation of the State of Florida applied on a consistent basis and present fairly, in all material respects, the admitted assets, liabilities and capital and surplus of the Company at the dates stated therein on the basis of such accounting practices and the statutory results of its operations for the periods then ended.  The Quarterly Statements have been prepared in conformity with SAP and present fairly, in all material respects, the admitted assets, liabilities and capital and surplus of the Company at the dates stated therein on the basis of such practices and the statutory results of its operations for the periods then ended.  The books and records of the Company have been and are being maintained in accordance with SAP.

3.10           Reports.  Since 2005, the Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Office of Insurance Regulation of the State of Florida and (ii) any applicable state or foreign insurance or licensing Authorities, except in each case where the failure to so file would not have a Material Adverse Effect on the Company (all such reports and statements are collectively referred to herein as the “Company Reports”).  As of their respective dates, to the best knowledge the Company and Seller, the Company Reports complied with the statutes, rules and regulations enforced or promulgated by the Authority with which they were filed except where the failure to comply with such statutes, rules and regulations would not have a Material Adverse Effect on the Company.

3.11           Insurance; Reinsurance.

3.11.1        Insurance. All obligations for any insurance policies issued by the Company have been assumed or transferred from the books of the Company to Clarendon National Insurance Company (“National”) pursuant to a certain Quota Share Reinsurance Agreement, effective as of May 1, 1997 (the “Reinsurance Agreement”), by and between the Company and National, a copy of which has been provided to Buyer, which Reinsurance Agreement has been filed and accepted by the Office of Insurance Regulation of the State of Florida and is in full force and effect. Under the Reinsurance Agreement, National agreed to accept and provide one hundred (100%) percent quota share reinsurance on the Company’s net retained liability under all policies, contracts and binders of insurance or reinsurance issued or renewed after May 1, 1997. National also agreed to accept 100% of the Company’s net retained liability for uncollectible reinsurance from third party reinsurers of the Company. Seller and the Company are not in violation of or in default in the performance, observance or fulfillment of any obligation, agreement, covenant or condition contained in the Reinsurance Agreement. Seller and the Company have not received any notice from National or from any other insurance company or Authority that either the Company or Seller has not performed or intends not to perform, observe or fulfill any of its obligations, agreements, covenants or conditions under the Reinsurance Agreement. Since the effective date of the Reinsurance Agreement, the Company and National have not amended, waived or altered in any way any of the provisions of the Reinsurance Agreement.

3.11.2        Reinsurance.  Other than the Reinsurance Agreement, the Company is  not a party to any other reinsurance contract that is currently in effect and where risk was ceded or assumed by the Company other than those listed on Exhibit 3.11.2, copies of which are attached as part of such Exhibit.  As of the date hereof and as of the Closing Date, the Company has not been notified and is not aware of any defaults under or late (more than 30 days) or overdue payments under any of the reinsurance agreements, treaties, quota share agreements, retrocessional agreements, assumption agreements, and similar agreements and arrangements to which the Company has been a party (other than the Reinsurance Agreement).

3.12           Regulatory Agreements.  Except for any voluntary commitments undertaken by the Company and Seller and approved by the Office of Insurance Regulation of the State of Florida in connection with the sale of the Company by Seller, copies of which are attached hereto as Exhibit 3.12, neither the Company, Seller nor any of their respective officers or employees is subject to or the recipient of any of the following (each a “Regulatory Agreement”): a cease and desist or other order issued by, a written agreement, consent agreement or memorandum of understanding with, a commitment letter or similar undertaking to, an order or directive by, an extraordinary supervisory letter from, or a board of director resolution adopted at the request of any Authority that restricts the conduct of the business of the Company or of any direct or indirect beneficial owner of the capital stock of the Company or that, in any other manner, relates to the Company’s capital adequacy, its underwriting or investment policies, its management, or its business.  To the Knowledge of the Company and Seller, no Authority is considering issuing or requesting any Regulatory Agreement.  There are no disciplinary proceedings pending before or, to the Knowledge of the Company and Seller, being contemplated by the Office of Insurance Regulation of the State of Florida.

3.13           Undisclosed Liabilities.  There are no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, of the Company that are required to be reflected, reserved against or disclosed on a balance sheet prepared in accordance with SAP other than (a) liabilities and obligations those reflected, reserved against or disclosed in the Annual Statements or the Quarterly Statements and not heretofore paid or discharged, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, or (c) liabilities and obligations disclosed in Schedule 3.13.

3.14           Absence of Changes.  The Company’s last written policy expired October 31, 2007.  Since then the Company has only been engaged in actively running off previously written business and managing its investments.

3.15           State Licenses; Compliance with Law.

(a)           The Company possesses all State Insurance Licenses. Except as set forth on Schedule 3.15, each of the State Insurance Licenses are, and shall be as of the Closing, in full force and effect, and the Company has not received any notice of default or termination with respect to any such State Insurance Licenses or, to the Knowledge of the Company and Seller, any threatened cancellation or termination in connection therewith.  To the Knowledge of the Company and Seller, none of the State Insurance Licenses has been suspended by any insurance regulatory Authority as a result of a lack of use thereof by the Company or otherwise.  Other than as set forth on Schedule 3.15, the Company has not received any notice of such suspension or, to the Knowledge of the Company and Seller, any threatened suspension.  Seller has paid or caused the Company to pay all current license fees required to maintain the State Insurance Licenses in good standing in each applicable jurisdiction, and Seller and Buyer hereby acknowledge and agree that there shall be no allocation of such fees between the parties as of the Closing.

(b)           The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable Law that would have a Material Adverse Effect on the Company.

3.16           Intellectual Property.  The Company does not own any trademarks, service marks, copyrights or similar property rights.

3.17           Personal and Real Property.  Except as disclosed on Schedule 3.17, the Company has good and marketable title to, and owns outright, all of its properties and assets (including, but not limited to, the assets reflected in the Company’s Most Recent Balance Sheet), except for (i) deposits with state regulatory authorities as set forth in the 2007 Annual Statement of the Company filed with the Office of Insurance Regulation of the State of Florida, and (ii) those disposed of in the ordinary course of business, and none of such assets is encumbered by any mortgage, lien, claim or encumbrance except such mortgages, liens, claims or encumbrances as (a) are reflected on the Most Recent Balance Sheet, (b) arise out of Taxes not yet due and payable, or (c) relate to immaterial properties or assets or otherwise which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  All leases pursuant to which the Company leases any real or personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any existing default by the Company, event of default or event which, with notice or lapse of time or both, would constitute a default.  All items of real or personal property owned or used by the Company and material to its business have been properly maintained and, to the Knowledge of the Company and Seller, are in good operating order and repair.  There are no pending lawsuits or condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of any property listed on Schedule 3.17 or the value thereof, and, to the Knowledge of the Company and Seller, no such lawsuits or proceedings are contemplated.

3.18           Environmental Matters.  The Company is not subject to any liability (and has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could reasonably be expected to form the basis for any future Environmental Claim against the Company giving rise to any liability) for damage to the atmosphere or any site, location or body of water (surface or subsurface) or for any other reason under any Environmental Law.  No notice, citation, summons or order has been received by the Company and no complaint has been filed and no penalty has been assessed or, to the Knowledge of the Company and Seller, threatened by any Authority or third party with respect to (i) any alleged violation by the Company of any Environmental Law, (ii) any alleged failure by the Company to have any Environmental Permit required under any Environmental Law in connection with its business or (iii) any other Environmental Claim to which the Company or any of its assets is, or reasonably could be expected to be, subject.  Except as disclosed on Schedule 3.18, to the Knowledge of the Company and Seller, no environmental inspection report has been prepared by any Person concerning compliance with, or actual or potential liability under, applicable Environmental Law with respect to the Company’s business, operations, assets or properties or any property contiguous thereto.

3.19           Labor Relations.

(a)           The Company has no employees, and there is no requirement with any person that requires any lump sum payment following a change of control.

(b)           Except as disclosed on Schedule 3.19, there are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company and Seller, threatened to be brought or filed with any Authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company, and the Company has not received any notice of such complaint, charge or claim.

3.20           Benefit Plans and Agreements.  The Company has at no time had any employee, profit sharing, stock option, stock purchase, pension, retirement, bonus, severance or deferred compensation plan or arrangement or any other welfare or benefit plan or any unfunded liabilities in respect of any such plan or arrangement, and the Company is not and has not been a party to any employment agreement, whether written or oral, with any person, nor is it or has it been a party to any contract with any labor union.

3.21           Insurance Coverage.  Schedule 3.21 contains a complete and correct list of all insurance policies maintained by Seller or its Affiliates (other than the Company) which provide coverage for the Company or its employees, officers or directors.  Schedule 3.21 further contains a complete and correct list of all such insurance policies maintained by the Company.  All such policies are in full force and effect and all premiums which are due thereon have been paid.  Each insurance policy listed on Schedule 3.21 maintained by Seller or its Affiliates as to the interests of the Company will be canceled as of the Closing Date.  None of the insurance policies listed on Schedule 3.21 maintained by the Company will be canceled as of the Closing Date.

3.22           List of Contracts and Other Data.  Schedule 3.22 lists all agreements, contracts and commitments to which the Company is a party or by which its assets or business may be bound or affected, presently outstanding (each a “Contract of the Company”).  Each of the Contracts of the Company is in full force and effect, and neither the Company nor, to the Knowledge of the Company, any party to such Contract of the Company is in violation of or in default in the performance, observance or fulfillment of any obligation, agreement, covenant or condition contained therein.  The Company has not received any notice from any party to any Contract of the Company that such party intends not to perform, observe or fulfill any its obligations, agreements, covenants or conditions under such Contract of the Company and, to the Knowledge of the Company and Seller, the Company has no reason to believe that such party will be unable to perform, observe or fulfill any its obligations, agreements, covenants or conditions under such Contract of the Company.

3.23           Brokers.  In connection with the transactions contemplated by this Agreement, any broker, finder’s or similar fees incurred from Merger & Acquisition Services, Inc. and any other broker working on behalf of Seller will be borne by Seller.

3.24           Disclosure of all Material Matters.  No statement of fact set forth in this Agreement (including without limitation all information in the Annual Statements and the Quarterly Statements and the other schedules, exhibits, and attachments hereto, taken as a whole) is false or misleading in any respect, nor does this Agreement (including without limitation all information in the Annual Statements and the Quarterly Statements and the other schedules, exhibits, and attachments hereto, taken as a whole) omit to state a material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading.

ARTICLE IV

CONDITIONS PRECEDENT TO OBLIGATIONS

4.1           Conditions to Obligations of Buyer.  Each and every obligation of Buyer to be performed under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (unless waived in writing by Buyer):

(a)           Representations and Warranties.  The representations and warranties set forth in Article III of this Agreement shall have been true and correct in all material respects (except representations and warranties qualified by materiality shall be true and correct in all respects taking into account such qualification) on and as of the Closing as though such representations and warranties were made as of the Closing.

(b)           Performance of Agreement.  Seller and the Company shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller or the Company at or prior to the Closing, including, without limitation, all deliveries to be made pursuant to Section 5.2 of this Agreement and all covenants to be performed prior to the Closing pursuant to Article VI of this Agreement.

(c)           Consents.  The approval of the Office of Insurance Regulation of the State of Florida and all other approvals identified on Schedule 2.3 shall have been received, shall be in form and substance reasonably acceptable to Buyer and without the imposition of any material consent or restriction not consented to by Buyer, and shall be in full force and effect.

(d)           No Material Adverse Effect.  There shall not have been any Material Adverse Effect in the business operations, assets, or financial position of the Company since the date of this Agreement. Except as expressly authorized by this Agreement, since the date of this Agreement, the Company shall have conducted its business, operations, activities and practices only in the ordinary course of business substantially consistent with past practice and shall not have taken any of the actions specified in Section 6.9.

(e)           No Adverse Proceeding.  There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of, or any action, suit, claim, arbitration, investigation, or other proceeding, pending, or as to which Seller has received any notice of assertion or as to which Seller has a reasonable basis to expect such notice of assertion, against the Seller which in any manner challenges or seeks to restrain, enjoin, alter, materially delay or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

(f)           Certificate.  Seller shall have delivered to Buyer at the Closing a certificate signed on its behalf by its President or Vice President and Secretary or Assistant Secretary, dated the date of the Closing, to the effect that the conditions set forth in subsections (a), (b) and (d) and, to the Knowledge of such officers, (e), of this Section 4.1 have been satisfied.  Seller shall also have delivered to Buyer at the Closing a certificate signed by the President and Chief Financial Officer of the Company, dated the date of the Closing, to the effect that the condition set forth in subsection (a) of this Section 4.1 has been satisfied insofar as it pertains to representations and warranties regarding the Company.

(g)           Insolvency Laws.  No proceeding in which the Company or Seller shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any federal, state or foreign bankruptcy or insolvency Law.

(h)           Change of Laws.  From the date of this Agreement, there shall have occurred no change in any Law that could reasonably be expected to have, individually or in the aggregate with all such changes, a Material Adverse Effect on the Company.

(i)           Resignation of Officers and Directors.  On or before the Closing Date, Seller shall obtain resignations from all of the directors and officers of the Company in a form reasonably satisfactory to Buyer, such resignations shall be effective as of the Closing Date.  On the Closing Date, Seller shall deliver satisfactory evidence of such resignations to Buyer.

(j)           Assets and Liabilities.  Seller shall have delivered to Buyer a Closing Date Balance Sheet prepared for the Company.  The Closing Date Balance Sheet shall reflect Treasury Bonds, Treasury Bills, Treasury Notes, money market funds and cash reasonably acceptable to Buyer, and no liabilities of any kind or nature unless otherwise agreed to in writing by Buyer at or prior to the Closing.

(k)           Statement of Purchase Price.  Seller shall have delivered to Buyer a  valuation of the fair market value of the assets of the Company and a statement of the Purchase Price as provided in Section 1.2 of this Agreement.

(l)           Form of Documents.  All instruments executed and delivered by Seller and the Company prior to the Closing in connection with the transactions contemplated herein shall be satisfactory in form and substance in the reasonable opinion of Buyer.

4.2           Conditions to Obligations of Seller.  Each and every obligation of Seller to be performed under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (unless waived in writing by Seller):

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in Article II of this Agreement shall have been true and correct in all material respects (except representations and warranties qualified by materiality shall be true and correct in all respects taking into account such qualification) on and as of the Closing as though such representations and warranties were made as of the Closing.

(b)           Performance of Agreement.  Buyer shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer at or prior to the Closing, including, without limitation, all deliveries to be made pursuant to Section 5.3 of this Agreement.

(c)           Consents.  The approval of the Office of Insurance Regulation of the State of Florida and all other approvals identified on Schedule 2.3 shall have been received, shall be in form and substance reasonably acceptable to Seller and without the imposition of any material consent or restriction not consented to by Seller, and shall be in full force and effect.

(d)           No Adverse Proceeding.  There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of, or any action, suit, claim, arbitration, investigation, or other proceeding, pending, or as to which Buyer has received any notice of assertion or as to which Buyer has a reasonable basis to expect such notice of assertion, against the Buyer which in any manner challenges or seeks to restrain, enjoin, alter, materially delay or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

(e)           Certificate.  Buyer shall have delivered to Seller at the Closing a certificate signed on its behalf by its President or Vice President and Secretary or Assistant Secretary, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) through (c) and, to the Knowledge of such officers, (d), of this Section 4.2 have been satisfied.

ARTICLE V

CLOSING

5.1           Closing.  The Closing shall occur on the Closing Date in accordance with the provisions contained in Section 1.3 of this Agreement.

5.2           Deliveries of Seller at Closing.  At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(a)           a certificate or certificates representing the Shares, which shall be registered in the name of Buyer, or duly endorsed for transfer to Buyer or accompanied by duly executed stock powers;

(b)           the certificates referred to in 4.1(f) of this Agreement;

(c)           a certificate issued by the Secretary of State of the State of Florida, as of a date reasonably acceptable to Buyer, as to the legal existence and good standing of the Company, together with a copy of the Company’s charter, certified by the Secretary of State of the State of Florida, as of a date reasonably acceptable to Buyer;

(d)           certificates issued by the Secretary of State of New Jersey, with respect to National, and the Secretary of State of Delaware, with respect to Clarendon Insurance Group, Inc., as of a date reasonably acceptable to Buyer, as to the legal existence and good standing of each Seller;

(e)           a certificate issued by the Office of Insurance Regulation of the State of Florida, as of a date reasonably acceptable to Buyer, that the Company is duly licensed to conduct the business presently conducted by the Company.

(f)           a certificate of the Secretary or an Assistant Secretary of Seller certifying as to (i) the requisite corporate or other action authorizing the transactions contemplated by this Agreement and (ii) the incumbency and signatures of the officers of Seller executing this Agreement and the other agreements contemplated hereby;

(g)           the Closing Date Balance Sheet;

(h)           the valuation of the fair market value of the assets of the Company and a statement of the Purchase Price as provided in Section 1.2 of this Agreement;

(i)           the resignations of the existing officers and directors of the Company as provided in Section 4.1(j) of this Agreement; and

(j)           all minute books, stock transfer books, stock certificate books, corporate certificates, and corporate seals of the Company, and all billing records, files, work papers, computer and electronic files, accounting and tax records, and all other books and records of the Company in the possession, custody or control of Seller or its Affiliates or their respective agents.

5.3           Deliveries of Buyer at Closing.  At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

(a)           the Purchase Price in the form specified in Section 1.2 of this Agreement, against an appropriate receipt therefor;

(b)           the certificate referred to in Section 4.2(e) of this Agreement;

(c)           a certificate issued by the Secretary of State of the State of Nevada, as of a date reasonably acceptable to Seller, as to the legal existence and good standing of Buyer; and

(d)           a certificate of the Secretary or an Assistant Secretary of Buyer certifying as to (i) the requisite corporate or other action authorizing the transactions contemplated by this Agreement and (ii) the incumbency and signatures of the officers of Buyer executing this Agreement and the other agreements contemplated hereby.

ARTICLE VI

COVENANTS

A.           Tax Matters.

6.1           Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

“Affiliated Group” means an affiliated group as that term is defined by Section 1504(a) of the Code.

“Closing Date Balance Sheet” means a pro forma statutory balance sheet of the Company prepared by Seller and delivered to Buyer dated as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Income Tax” means any Tax (other than a Transfer Tax) which is, in whole or in part, based on or measured by net income, gross income, gross receipts, premium, capital stock, excise, alternative or add-on minimum taxes, and any corporate franchise Tax, including, without limitation, premium Taxes as may be assessed by any taxing Authority (together with any interest, penalties or additions to tax).

“Miscellaneous Tax” shall mean any Tax other than an Income Tax or a Transfer Tax.

“Post-Closing Tax Period” shall mean all taxable periods that begin on or after the day following the Closing Date and the portion beginning on the day following the Closing Date of any taxable period that includes (but does not begin on) the day following the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or before the close of the Closing Date and the portion ending at the close of the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Transfer Tax” means all transfer, conveyance, documentary, sales, use, value added, stamp, registration and other similar Taxes and fees imposed by a taxing Authority or by an insurance regulatory Authority (including any penalties, interest or additions to Taxes) incurred in connection with this Agreement.

“Treasury Regulations” means the final and temporary Treasury Regulations promulgated under the Code.  Any reference to a Treasury Regulation that is subsequently amended, modified, recodified or otherwise superseded shall be deemed to be a reference to the superseding Treasury Regulation(s) to the greatest extent possible so as to achieve the result originally intended, if possible, under this Agreement.

6.2           Income Taxes.

(a)           Seller shall include the income of the Company in Seller’s federal consolidated Income Tax Returns for all taxable periods ending on or before the Closing Date, and shall prepare or cause to be prepared in a manner consistent with past practice and file or cause to be filed on a timely basis including extensions, all Tax Returns of the Company for taxable periods ending on or before the Closing Date, and shall pay all Taxes attributable to such Tax Returns.  Buyer shall cause the Company to furnish Tax information to Seller for inclusion in such Tax Returns in accordance with the Company’s past custom and practice.

(b)           Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Income Tax Returns with respect to the Company for taxable periods ending after the Closing Date and shall (except as otherwise provided below) pay all Income Taxes attributable to such Income Tax Returns, other than with respect to portions of Straddle Periods ending on the Closing Date.  Income Taxes attributable to the portion of any Straddle Period that ends as of the close of the Closing Date (determined based upon a closing of the books as of the close of the Closing Date) shall be the responsibility of Seller, and, to the extent such amounts exceed credits available and actually used on the Tax Return from pre-closing periods, or prepayments of such taxes made by Seller or the Company prior to closing, Seller shall pay the amount of such Straddle Period Taxes to Buyer upon thirty (30) days written notice from Buyer (which notice shall include a copy of the relevant Straddle Period Income Tax Return) unless Seller reasonably disputes such amount.  Buyer shall pay Seller the value of any Tax credit used by Buyer to offset premium Taxes on premiums written in any Post-Closing Tax Period to the extent that such credits are attributable to payments made by or on behalf of the Company prior to or on the Closing Date.

(c)           Notwithstanding Section 6.5, if the Company is, under applicable Law, entitled to carry back any Tax attribute arising in a Post-Closing Tax Period to a Pre-Closing Tax Period, Seller shall cooperate at Buyer’s request (and at Buyer’s expense) in securing a Tax refund and shall pay the amount received to Buyer within thirty (30) days after Seller or any member of Seller’s Affiliated Group receives such refund in cash or such refund is credited against the Tax liability of Seller or any member of Seller’s Affiliated Group.  All other refunds with respect to Income Tax Returns for any period ending on or before the Closing Date which were not recorded on the Closing Balance Sheet shall be paid to Seller by Buyer within thirty (30) days after Buyer or the Company receives such refund in cash or such refund is credited against the Income Tax liability of Buyer or the Company.  Notwithstanding the foregoing, Buyer shall have no right to require Seller to carry back to Seller’s consolidated Tax Return the Company’s losses, if any, in a Post-Closing Tax Period.

(d)           If Seller is responsible for filing an Income Tax Return which requires the signature of an officer of the Company, Seller shall present a completed version of such Income Tax Return for the signature of the officer and shall supply any support for such Income Tax Return that the officer may reasonably request.  The officer, after review, shall promptly sign the Income Tax Return and deliver it to Seller unless such officer demonstrates a good faith objection to so doing.  Seller shall use its best efforts to make Income Tax Returns available for review as required under this section sufficiently in advance of the due date for filing such Income Tax Returns to provide Buyer a meaningful opportunity to analyze and comment on such Income Tax Returns and have such Income Tax Returns modified before filing.

(e)           “Close of Books” shall mean Tax items related to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on closing of the books and records of the Company (provided that (i) any Tax item incurred by reason of the transaction occurring on or before the Closing Date as contemplated by this Agreement shall be treated as occurring in a Pre-Closing Period and (ii) depreciation, amortization and deletion for any Straddle Period shall be apportioned on a daily pro-rata basis).  Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for United States federal income Tax purposes, Tax items for any Straddle Period shall be apportioned between Pre-Closing Tax Periods and Post-Closing Tax Periods in accordance with Treasury Regulation Section 1.150276(b), which regulations shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence.  Seller and Buyer will not exercise any option or election (including any election to ratably allocate a Tax year’s items under Treasury Regulation Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with this section.

(f)           No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Company shall be made without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion.

(g)           Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, make or cause to be made any amended Tax Return or claim for Tax refund for any Pre-Closing Tax Period, to the extent such filing, if accepted, reasonably might change the Tax liability of Buyer or the Company for any taxable period.

6.3           Transfer Taxes.  All Transfer Taxes of the Company for the Pre-Closing Tax Period and all Transfer Taxes imposed on Seller arising from the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.4           Miscellaneous Taxes.  Buyer shall be responsible for filing all Tax Returns relating to Miscellaneous Taxes of the Company required to be filed for taxable periods ending after the Closing Date and for paying all such Miscellaneous Taxes shown to be due on such Tax Returns (irrespective of whether such Taxes relate to transactions or events occurring in the Pre-Closing Tax Period or Post-Closing Tax Period).  Seller shall reimburse Buyer no later than the date on which such Taxes are required to be paid for all such Taxes but only to the extent the amount payable is attributable to the Pre-Closing Tax Period (including transactions or events occurring during such period).  For purposes of determining such Miscellaneous Taxes attributable to the period through the Closing Date, (i) ad valorem Taxes (including, without limitation, real and personal property Taxes) shall be accrued on a daily basis over the fiscal period of the taxing Authority for which the Taxes are levied irrespective of the lien or assessment date of such Taxes, (ii) privilege Taxes not measured by sales, gross receipts, wages, expenses, or other similar periodic measures shall be accrued on a daily basis over the period to which the privilege relates, and (iii) Taxes on, or measured by, sales, gross receipts, wages, expenses, or other similar periodic measures shall be accrued for the period during which the sales, gross receipts, wages, expenses, or other periodic measures are actually earned or accrued (based on an interim closing of the books as of the close of the Closing Date).

6.5           Tax Sharing and Similar Agreements.  All Tax sharing, Tax allocation, Tax indemnification and similar agreements with respect to or involving the Company (other than this Agreement), and the Tax sharing, Tax allocation, Tax indemnification and similar agreements set forth on Schedule 3.8(f) hereof, shall be terminated as of the Closing Date and will have no further effect for any taxable period and, after the Closing Date, the Company shall not be bound thereby.  The Company shall not, after the Closing Date, have any further liability under any such Tax sharing, Tax allocation, Tax indemnification or similar agreements to Seller or Seller’s Affiliates or otherwise.

6.6           Tax Indemnification.

(a)           Seller shall be liable for and shall indemnify and hold harmless Buyer, the Company, and their respective directors, officers, stockholders, successors and assigns from and against any losses, damages, expenses, liabilities, claims, Taxes, assessments and judgments (including reasonable costs and attorneys’ fees and other expenses arising out of any claim, or the defense or investigation thereof, made with respect to any of the foregoing)(each a “Loss” and together, the “Losses”) incurred or suffered by such Persons arising out of, based upon or resulting from (i) any breach of Seller’s representations and warranties contained in Section 3.8 of this Agreement, (ii) any breach of Seller’s covenants pertaining to Taxes contained in this Article VI, (iii) any liability for Taxes of the Company for any Pre-Closing Tax Period, and (iv) any liability for Taxes of Seller or the Affiliated Group (including any liability imposed on the Company under Section 1.1502-6 of the Treasury Regulations or any similar law or regulation) imposed on the Company for any taxable period.

(b)           Buyer shall be liable for and shall indemnify and hold harmless Seller and its directors, officers, stockholders, successors and assigns from and against any Losses incurred or suffered by such Persons arising out of, based upon or resulting from (i) any breach of Buyer’s covenants pertaining to Taxes contained in this Article VI or (ii) any liability for Taxes of the Company for any Post-Closing Tax Period.

6.7           Cooperation and Controversies.

(a)           Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers, and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refunds), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(b)           In the event of an audit or other examination by any Authority with respect to Taxes for which Seller is responsible under this Agreement (in whole or in part), Buyer shall notify Seller of such audit or examination and permit representatives of Seller to participate in all relevant proceedings, at Seller’s expense.  In the case of controversies relating to Income Taxes for periods ending on or before the Closing Date, Seller may, at its expense, assume control of such proceedings, but Buyer shall be entitled to continue to monitor such proceedings at Buyer’s expense.  Seller shall not have the right to settle or compromise such proceedings without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion, if the settlement or compromise would affect the Tax liability of the Company after the Closing Date.  Seller shall have the right to settle or compromise such proceedings without the prior written consent of Buyer provided that the settlement or compromise would not affect the Tax liability of the Company after the Closing Date.

6.8           Survival.  The Tax provisions of this Article VI shall survive the termination of this Agreement.

B.           Other Matters.

6.9           Conduct of Business of the Company prior to the Closing.  Seller covenants and agrees that on and after the date hereof and prior to the Closing, and except as otherwise consented to or approved by Buyer in writing, Seller shall take all reasonable efforts (excluding the payment of money) to cause the following:

(a)           The business, operations, activities and practices of the Company shall be conducted only in the ordinary course of business and consistent with past practice;

(b)           The Company shall not sell, lease, assign, transfer, pledge, mortgage, encumber or otherwise dispose of any of its properties or assets other than (A) the sale of insurance made in the ordinary course of business, (B) investment portfolio transactions in the ordinary course of business, and (C) such other dispositions which would not have a Material Adverse Effect on the Company;

(c)           The Company shall not merge or consolidate with any other person or entity or acquire a material amount of assets of any other person or entity;

(d)           No change shall be made in the charter or bylaws of the Company;

(e)           No change shall be made in the number of shares of authorized or issued capital stock of the Company; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by the Company relating to its authorized or issued capital stock; nor shall the Company issue, grant or sell any securities or obligations convertible into or exchangeable for shares of capital stock of the Company;

(f)           No dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of the capital stock of the Company, nor shall the Company purchase, acquire or redeem or split, combine or reclassify any shares of its capital stock;

(g)           The Company shall not (i) except in the ordinary course of business and consistent with past practice, incur any indebtedness for trade debt incurred in addition to any such indebtedness outstanding on the date of this Agreement, including any renewals or extensions thereof; (ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation except in the ordinary course of the conduct of its insurance business consistent with past practices and in an aggregate amount of less than $5,000 or (iii) make any loans, advances or capital contributions to, or investments in, any other individual, firm or corporation, except for investments in the ordinary course of its insurance business;

(h)           The Company shall not materially change any method or principle of accounting in a manner that is inconsistent with past practice except as a result of changes to SAP and after prior written notice to Buyer;

(i)           The Company shall not fail to discharge or satisfy any mortgage, lien, claim or encumbrance or fail to pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from its operations when the same shall become due and payable;

(j)           The Company shall not permit or allow any material property or asset to be subjected to any mortgage, lien, claim or encumbrance except those mortgages, liens, claims or encumbrances permitted under Section 3.17, or enter into any conditional sale or other title retention agreement with respect to any material property or asset;

(k)           The Company shall not make any payment to any shareholder of the Company or to any of such shareholder’s Affiliates, or forgive any indebtedness due or owing from the shareholder or such shareholder’s Affiliates to the Company; provided, however, that the Company may reimburse Seller in the ordinary course of the conduct of its insurance business and consistent with past practices for any fees and expenses paid by Seller on behalf of the Company or with respect to the Reinsurance Agreement;

(l)           The Company shall not enter into any agreement with any labor union or association representing any employee, or grant any wage or salary increase or bonus, or increase in any other manner direct or indirect compensation, for or to any of its officers or employees;

(m)           The Company shall not enter into, amend, terminate or fail to renew any Material Contract except in the ordinary course of business consistent with past practices;

(n)           The Company shall not make any capital expenditures, capital additions or capital improvements;

(o)           The Company shall not restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, other than as required to comply with the requirements of Section 1.2(b) of this Agreement; and

(p)           The Company shall not enter into any agreement or commitment to do any of the foregoing.

6.10           Competing Transactions.  Until termination of this Agreement as herein provided, Seller shall not, and shall use all reasonable efforts to cause the Company not to, directly or indirectly through any officer, director, agent, employee, representative or otherwise, make, solicit, initiate or encourage the submission of proposals or offers from any person (including any of its officers or employees) relating to any re-capitalization, merger, consolidation or other business combination involving the Company, any sale of all or a substantial portion of the assets of the Company, or the sale of the Shares or any material equity interest in the Company (any of the foregoing, a “Competing Transaction”).  Further, until termination of this Agreement as herein provided, Seller shall not, and shall use all reasonable efforts to cause the Company not to, directly or indirectly, participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise cooperate, assist or participate in any effort or attempt by any third party to propose or effect any Competing Transaction.  Without limiting the scope of the immediately preceding sentences, Seller shall, during the term of this Agreement, vote the Shares against (i) any Competing Transaction, (ii) any action or agreement that would compete with, impede, interfere with or attempt to discourage the transactions contemplated by this Agreement or (iii) against any action or agreement that would result in a material breach of this Agreement.

6.11           Access to Records.  From the date of this Agreement until the Closing, Seller shall cause the Company to make available to Buyer and its authorized representatives, including attorneys and accountants, (with the right to copy) at reasonable times and under reasonable circumstances all of the Company’s books, contracts, agreements, commitments, records and documents relating to the Company’s business as reasonably requested by Buyer.  Buyer shall hold in confidence all information so obtained and shall use such information only for the purposes of implementing the transactions contemplated hereby.  Buyer further covenants and agrees that, prior to the consummation of the transactions contemplated herein, it shall not at any time, and shall cause its agents, Affiliates and representatives not to at any time, without the prior written consent of Seller, disclose any confidential information regarding the operations of the Company or Seller to third parties.  If the transactions contemplated hereby are not consummated, Buyer shall return all data and other information to Seller or the Company and continue to honor the foregoing confidentiality and nondisclosure covenants.  Such obligation of confidentiality and nonuse shall not extend to any (i) information which is shown to be or to have been generally known to others engaged in the same trade or business as the Company; (ii) information that is or shall be public knowledge through no act or omission by Buyer or any of its directors, officers, employees, professional advisors, or other representatives; (iii) information which is rightfully obtained by Buyer from a third party that is under no contractual or other obligation of confidentiality with respect to such information; or (iv) information which is required to be disclosed pursuant to judicial or governmental requirements.

6.12           Regulatory Approvals.  Buyer shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, to obtain as promptly as practicable all approvals, authorizations, and clearances of governmental and regulatory authorities required of Buyer to consummate the transactions contemplated hereby.

6.13           Additional Financial Statements.  For the periods ending on and after December 31, 2007 and prior to the Closing, the Company shall promptly furnish to Buyer (i) copies of quarterly unaudited financial statements of the Company, and (ii) copies of Quarterly Statements of the Company.  Such financial statements will be complete and correct in all material respects, will present fairly the financial condition of the Company and its results of operations as at and for the respective periods then ended, and will be prepared in accordance with SAP applied on a consistent basis with prior periods.

6.14           Closing Date Balance Sheet.  Seller shall provide Buyer with a draft of the Closing Date Balance Sheet for the Company not less than one (1) day prior to the Closing Date.

6.15           Statement as to Purchase Price.  Seller shall provide Buyer with a valuation of the fair market value of the assets of the Company and a statement of the Purchase Price at the times and in the manner provided in Section 1.2 of this Agreement.

6.16           Deposits.  Seller agrees that following the Closing, Seller shall continue to take any further actions as may be necessary to enable Buyer to convert any assets held on deposit by the Company to Buyer’s control and ownership.

6.17           Statutory Examination.  In the event a statutory examination of the financial condition of the Company (the “Statutory Examination”) occurs or commences prior to the Closing Date, Seller hereby agrees to fully cooperate in all respects with Buyer, the Company and the Office of Insurance Regulation of the State of Florida and its agents in connection with such Statutory Examination including, but not limited to, providing such information and materials in the possession or control of Seller as may be requested from time to time by the Office of Insurance Regulation of the State of Florida.

6.18           Reinsurance.  Notwithstanding any provision in the Reinsurance Agreement or any other agreement to the contrary, Seller shall maintain the Reinsurance Agreement in full force and effect for so long as any insurance or reinsurance business written prior to the Closing Date remains on the books and records of the Company and Clarendon Insurance Group, Inc. shall take any steps that may be necessary to assure that National pays all liabilities, claims and obligations as and when they become due.

6.19           Claims Servicing and Payment.

(a) From the Closing Date until the extinguishment of all claims, lawsuits, or actions of any type (individually or collectively “Claims”), judicial or otherwise, Seller shall abide the terms and conditions of the Claims Administration Agreement attached on Schedule 6.19, which agreement among other things requires National to make payments directly to the insured or claimant, as the case may be, on Claims outstanding from business written prior to the Closing Date.

(b) Seller shall not amend the Claims Administration Agreement without the express written consent of Buyer.  Buyer agrees not to unreasonably withhold consent to amending the Claims Administration Agreement provided the amendment does not result in the Buyer being  less protected regarding the administration and payment of claims that are being serviced by such claims service provider.  If at any time from the Closing Date until all Claims from business written prior to the Closing Date have been extinguished, the entity servicing such Claims determines to end the contractual arrangement with National, National agrees to become directly responsible for servicing as well as paying any such Claims.

6.20           Post-Closing Access to Documents.  After the Closing, upon reasonable prior notice, Buyer will, and will cause the Company to, afford to Seller and its designated assignees reasonable access during normal business hours to the properties, books, records, information and employees of the Company to facilitate (a) compliance by Seller with any reporting, filing or governmental requirements, (b) Seller’s pursuit of claims against third parties which relate to Seller’s ownership of the Company, (c) Seller’s defense against third-party claims which relate to Seller’s ownership of the Company, (d) compliance with any investigation by any governmental authority, (e) access to information in connection with any claim or dispute under this Agreement or (f) any other reasonable business reason.

6.21           Change of Name; Use of Trademarks.

(a)           Promptly after the Closing, and in any event not later than ninety (90) days after the Closing Date, Buyer will cause the Company to take all required actions to effect a change of its legal name in each jurisdiction in which the Company is licensed to transact business to a name that does not include the word “Clarendon” or any variation thereof.  After the Closing, except as expressly set forth in Section 6.21(b), Buyer, the Company and their respective affiliates shall not use any letterhead, catalogues, brochures, advertising, promotional or other materials which bear any trademark, service mark, trade name or service name of the Seller or its affiliates or the name “Clarendon” or any variation thereof, or which in any way identify, or suggest, any affiliation between either Buyer or the Company or any of their respective affiliates on the one hand and Seller or any of its affiliates on the other hand.

(b)           Effective as of the Closing, Seller covenants not to sue or bring any claim against Buyer or the Company for its use of the “Clarendon Select Insurance Company” name or any slogan, logotype, design or trade dress associated therewith (collectively, the “Company’s Marks”) solely in connection with the Company’s operations until the earlier of (i) the receipt of written approval from the appropriate governmental entities in all jurisdictions for which the Company holds a State Insurance License as listed on Schedule 6.21 permitting the use of the Company’s new corporate name and (ii) the date that is one (1) year from the Closing Date.  Upon termination of the period set forth in the immediately preceding sentence, Buyer shall cease all use of the Company’s Marks and all materials bearing the Company’s Marks (such materials to be returned to Seller or destroyed).  Buyer acknowledges and agrees that Seller does not make any express or implied representation or warranty with respect to the Company’s Marks (including, without limitation, any representation or warranty relating to non-infringement or misappropriation) and Buyer’s and the Company’s use of the Company’s Marks is solely and exclusively at its own discretion and risk.

6.22           Dividend.  Notwithstanding anything to the contrary in Section 6.9(f), subject to the approval of the Office of Insurance Regulation of the State of Florida if required, Seller shall cause the Company to transfer assets, by dividend or distribution, to Seller (the “Dividend”) in amounts sufficient to reduce the remaining statutory capital and surplus of the Company to $5,000,000.  After the Dividend, the policyholder capital and surplus of the Company shall be not less than the amount necessary to maintain the Company’s current State Insurance Licenses.

ARTICLE VII

TERMINATION

7.1           Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Buyer and Seller;

(b)           by Seller if any of the representations or warranties of Buyer contained herein shall be inaccurate or untrue in any material respect or if any obligation, term or condition to be performed, kept or observed by Buyer hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and such breach, noncompliance or nonperformance shall not have been (i) cured or eliminated by Buyer within fifteen (15) days following receipt of written notice thereof from Seller or (ii) waived by Seller on or before the Closing Date (each a “Buyer Default”);

(c)           by Buyer if any of the representations or warranties of Seller contained herein shall be inaccurate or untrue in any material respect or if any obligation, term or condition to be performed, kept or observed by Seller hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and such breach, noncompliance or nonperformance shall not have been (i) cured or eliminated by Seller within fifteen (15) days following receipt of written notice thereof from Buyer or (ii) waived by Buyer on or before the Closing Date (each a “Seller Default”);

(d)           by either Buyer or Seller if any Authority whose approval is required for the consummation of the transactions contemplated by this Agreement fails to grant such approval in accordance with Section 4.1(c) and Section 4.2(c);

(e)           by either Buyer or Seller if any permanent injunction or other order of a court or other competent Authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; or

(f)           by either Buyer or Seller following written notice to the other if the Closing shall not have occurred on or before (i) March 31, 2009 if the conditions set forth in Section 4.1(c) and Section 4.2(c) have been satisfied prior to such date or (ii) May 31, 2009 if the conditions set forth in Section 4.1(c) and Section 4.2(c) have not been satisfied prior to March 31, 2009.

7.2           Effect of Termination.

(a)           Upon termination of this Agreement by Seller as the result of a Buyer Default, Seller shall be entitled to retain the Deposit as liquidated damages and Seller shall have no further claims against Buyer.

(b)           Upon termination of this Agreement by Buyer as the result of a Seller Default, Seller shall immediately return the Deposit to Buyer, without prejudice to any claims Buyer may have, at law or in equity, to proceed against Seller on account of such Seller Default.

(c)           Upon termination of this Agreement in the event of a failure to obtain the approvals required by Section 4.1(c) and Section 4.2(c), Seller shall immediately return the Deposit to Buyer and neither party shall have any further claims against the other party.

(d)           Upon termination of this Agreement upon the mutual written consent of Buyer and Seller, or in the event any permanent injunction or other order of a court or other competent Authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable, Seller shall immediately return the Deposit to Buyer and neither party shall have any further claims against the other party.

(e)           Upon termination of this Agreement by operation of Section 7.1(f) hereof, Seller shall immediately return the Deposit to Buyer, and neither party shall have any further claims against the other party.

7.3           Extensions and Waiver.  At any time prior to the Closing Date, Buyer and Seller may by mutual written agreement extend the time for performance of any of the obligations or other acts of Buyer, Seller or the Company; waive any untruths, inaccuracies or omissions in the representations and warranties of Buyer or Seller contained herein or in any document delivered pursuant hereto; waive compliance with any of the covenants or conditions precedent contained herein; or extend the Closing Date.  Any agreement to any such extension or waiver shall be valid only if set forth in an agreement in writing and executed by each of Buyer and Seller.

ARTICLE VIII

INDEMNIFICATION AND LIMITATIONS

8.1           Indemnification by Seller.

(a)           Subject to Sections 8.3 and 8.4 of this Agreement, Seller shall indemnify and hold harmless Buyer, the Company, and their respective directors, officers, stockholders, successors and assigns from and against any Losses incurred or suffered by such Persons arising out of, based upon or resulting from any breach by Seller of its representations, warranties or covenants contained in this Agreement.

(b)           In addition to the indemnification obligations of Seller pursuant to this Section 8.1, and notwithstanding the limitations set forth in Sections 8.3 and 8.4, Seller specifically agrees to indemnify and hold harmless Buyer, the Company, and their respective directors, officers, stockholders, successors and assigns from and against all Losses in connection with, arising from or relating to:

(i)           past or in force insurance policies issued by the Company at any time prior to the Closing;

(ii)           the Reinsurance Agreement or any of the risks, obligations and liabilities transferred by the Company and assumed by Clarendon National Insurance Company under the Reinsurance Agreement or any other reinsurance agreement;

(iii)           Seller’s Tax indemnification obligations under Section 6.6(a) of this Agreement; and

(iv)           any claim against the Company by any employee, officer or director of the Company during the period prior to the Closing.

8.2           Indemnification by Buyer.  Subject to Sections 8.3 and 8.4 of this Agreement, Buyer shall indemnify and hold harmless Seller and its directors, officers, stockholders, successors and assigns from and against any Losses incurred or suffered by such Persons arising out of, based upon or resulting from (i) any breach by Buyer of its representations, warranties or covenants contained in this Agreement including, but not limited to, Buyer’s tax indemnification obligations under Section 6.6(b) of this Agreement or (ii) the use of the name “Clarendon” during the time between the Closing Date and the date that the Company’s name is changed in accordance with Section 6.21.

8.3           Survival.  Except where otherwise expressly provided, and except for claims for indemnification with respect to any Losses arising from fraud, willful misrepresentation or acts of concealment by Seller or Buyer prior to the Closing Date, all representations and warranties of the parties contained in this Agreement shall survive the Closing Date and shall expire on the date eighteen (18) months after the Closing Date.  Neither Buyer nor Seller may commence a claim for indemnification with respect to any Losses under this Article VIII after eighteen (18) months from the Closing Date.  Notwithstanding the foregoing, any claim for indemnification which relates to Losses associated with Taxes hereunder may be made by Buyer or Seller at any time prior to the expiration of any applicable statute of limitations relating to the assessment and collection of such Tax obligations.  In addition, any claim for indemnification by Buyer which relates to Losses under Section 8.l(b) shall survive the time limits set forth in this Section 8.3, subject to any applicable statutes of limitation.

8.4           Limitations on Liability for Certain Losses.

(a)           Except for indemnification claims made by Buyer pursuant to Section 8.1(b), neither Buyer nor Seller shall make any claim for indemnification (except with respect to the matters described in Section 8.5) until the aggregate amount of such Losses exceeds $10,000, in which case Seller or Buyer, as the case may be, shall be liable for the full amount due.  At such time as either Buyer or Seller seeks to recover Losses, the party seeking indemnification shall provide the other party with information regarding the Loss, including, without limitation, reasonable detail regarding the nature of the Loss and the amount, or an estimate of the amount, of such Loss.

(b)           Except for indemnification claims made by Buyer pursuant to Section 8.1(b), neither Buyer nor Seller shall be liable for indemnification payments in excess of the Purchase Price for any claim for indemnification under Sections 8.1 or 8.2, respectively.

8.5           Additional Provisions Regarding Certain Losses.  In the case of Losses in respect of Taxes of the Company that result from a Timing Item (as defined below), Buyer’s or Seller’s liability for indemnification otherwise provided under this Agreement shall be limited only to interest, penalties and the effect of Tax rate differences resulting from the Timing Item.  A Timing Item is defined to mean any item (or related items) of Tax income, gain, deduction, loss or credit, and all items entering into the computation thereof, that has the effect of increasing (or decreasing) the liability of the Company for Taxes in one year and in a related manner decreasing (or increasing) the liability of the Company for Taxes in another year.

8.6           Third Party Actions.

(a)           In the event that any claim is made, suit is brought or tax audit or other proceeding is instituted by a third party against any party entitled to indemnification under this Article VIII (the “Indemnified Party”) which involves or appears reasonably likely to involve a Loss (separately and collectively, a “Claim”), the Indemnified Party will, promptly (but in any event within such timeframe as to permit the party required to provide indemnification (the “Indemnifying Party”) to fulfill its obligations under Section 8.6(b) below) after receipt of notice of any such Claim for which indemnification may be sought, notify (which notice shall describe such Claim in reasonable detail) the Indemnifying Party of the commencement thereof.  The failure to so notify the Indemnifying Party of the commencement of any such Claim will relieve the Indemnifying Party from liability under this Article VIII only to the extent that such failure materially adversely affects the ability of the Indemnifying Party to defend its interests in connection with the Claim.

(b)           The Indemnifying Party (at its expense) shall have the right and be given the opportunity to defend against each Claim by a third party.  If the Indemnifying Party does not undertake the defense of any such Claim within a reasonable period after receipt of notice of the same, the Indemnified Party shall have the right to elect to undertake the defense of such Claim, subject to the right of the Indemnifying Party to assume the defense at any time prior to its final determination or settlement of the Claim.  The Indemnified Party, however, shall continue to have the right, at its own expense, to monitor the defense of such Claim.  The Indemnified Party shall not make any settlement with respect to any Claim by a third party without prior written consent of the Indemnifying Party.

(c)           The Indemnifying Party shall promptly reimburse the Indemnified Party for any costs, fees or other expenses incurred by the Indemnified Party in defending against any Claim by a third party pursuant to paragraph (b) above, provided that the Indemnifying Party shall be ultimately liable only for those costs, fees, and expenses reasonably incurred in defending such Claim.

8.7           Subrogation.  The Indemnifying Party shall be subrogated to any right or cause of action which the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder, other than a claim in respect of Taxes.

8.8           Tax Treatment of Payments.  All payments made pursuant to this Article VIII shall be treated for tax purposes as adjustments to the Purchase Price.

8.9           Exclusive Remedy.  This Article VIII shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by Buyer or the Company, or by Seller, or their successors or assigns, absent fraud or willful misconduct on the part of the party against whom damages are sought.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1           Notice.

All notices, requests, demands and other communications required or permitted under this Agreement, including, without limitation, all notices required pursuant to Article VIII of this Agreement, shall be deemed to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:	Clarendon Insurance Group, Inc
466 Lexington Avenue
New York, NY 10017

Attention: Robert Redpath

With a copy to:	Locke Lord Bissell & Liddell LLP
401 9th Street N.W.
Suite 400 South
Washington, DC 20004

Attention: William J. Kelty

If to Buyer:	The Resourcing Solutions Group, Inc.
7621 Little Avenue
Suite 101
Charlotte, NC 28226

Attention: Mr. Gary A. Musselman

With a copy to:	Jorden Burt LLP
1025 Thomas Jefferson Street, N.W.
Suite 400 East
Washington D.C. 20007-5208

Attention: Robert B. Shapiro, Esquire

9.2           Entire Agreement.  This Agreement and the schedules and exhibits hereto embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understanding relative to said subject matter.

9.3           Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, its successors and assigns, and Seller, its successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other party, except that Buyer shall have the right to assign its rights hereunder and to transfer and assign ownership of the Company or its assets and properties to any directly or indirectly wholly-owned subsidiary of Buyer.  No such transfer by Buyer shall operate in any way to modify or discharge any of the obligations of Buyer contemplated by this Agreement.

9.4           No Third-Party Beneficiaries.  Subject to Section 9.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

9.5           Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.6           Captions.  The article and section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

9.7           Expenses and Transactions.  Each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.8           Waiver; Consent.  This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

9.9           Other and Further Covenants.  The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement, and shall assist and cooperate with each other in connection with these activities.  Without limiting the generality of the foregoing, in the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII hereof).  Upon reasonable notice, Buyer and Seller shall furnish or cause to be furnished to the other party and such other party’s agents access, during normal business hours, to such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, insurance regulatory reporting requirements, the preparation and filing of any Tax Returns, reports or forms, or the defense of any Tax related claim or assessment, provided that neither party shall be required to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

9.10           Gender.  Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

9.11           Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of North Carolina, without regard to any such laws relating to choice or conflict of laws.

9.12           Public Announcement.  Neither Buyer nor Seller shall, without the prior written consent of the other, make any public announcement or any release to trade publications or to the press or make any statement to any competitor, customer or any other third party with respect to the transactions contemplated herein, except such announcement, release or statement necessary in the opinion of its counsel in order for Buyer or Seller or any of their respective Affiliates to comply with applicable requirements of federal or state law.

9.13           Certain Definitions.  In the context of this Agreement, the following terms, when utilized in this Agreement and unless the context otherwise requires, shall have the meanings indicated, which meaning shall be equally applicable to both the singular and plural forms of such terms:

“Affiliate” with respect to any Person means any Person (a “Controlling Person”) which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person.  For the purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Authority” means any federal, state, local or foreign governmental or regulatory court, legislative body, agency, commission, department, bureau, instrumentality or other authority.

‘Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Environmental Claim” means any civil, criminal or investigative action, suit, litigation, hearing, communication (written or oral), demand, claim, citation, notice or notice of violation, warning, consent decree, judgment or order by any Person alleging, claiming, concerning or finding liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, clean-up costs, governmental response or oversight costs, natural resources damages, property damages, penalties, personal injuries, death or any other damages or costs, including, without limitation, litigation and settlement costs and consultants’ and attorneys’ fees) arising out of, based on or resulting from, in whole or in part, (a) the actual or alleged presence, threatened release, release, emission, disposal, storage, treatment, transportation, generation, manufacture or use of any hazardous substance at or from any location or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) under any Environmental Law.

“Environmental Law” means the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, each as amended, and any other Law concerning pollution or protection of the environment, natural resources or human health, including any Law relating to emissions, discharges, releases or threatened releases of any hazardous substance into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any hazardous substance.  “Laws” for purposes of the foregoing definition should be deemed to include, without limitation, nuisance, trespass or “toxic tort,” so called.

“Environmental Permit” means any authorization, approval, registration or license or permit relating to the Environmental Laws.

“Knowledge of” as it relates to shall mean, when used in reference to Buyer or its Affiliates, the actual knowledge, after reasonable inquiry, of the directors and executive officers of Buyer, excluding the non employee directors of Buyer and when used in reference to Seller or its Affiliates, the actual knowledge, after reasonable inquiry, of Patrick Fee, Anders Larsson, and Robert Redpath.

“Law” means any law, statute, rule or regulation, and any judgment, writ, decree, injunction, order or requirement, of any Authority.

“Material Adverse Effect” means (i) with respect to the Company, a material adverse effect on the properties, assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company, taken as a whole, and (ii) with respect to Buyer or Seller, a material adverse effect on the ability of Buyer or Seller, as applicable, to consummate the transactions contemplated hereby or to perform its obligations set forth herein; provided, however, that a change in economic conditions (such as a movement in interest rates or tax law changes) that adversely affects the insurance industry in general shall not be deemed a Material Adverse Effect.

“Material Contract” means any (i) agreement, contract or commitment, whether written or oral, which involves or may involve payments or receipts of more than $25,000 in any single year or $25,000 in the aggregate or which cannot be terminated without liability to the Company upon less than 30 days’ written notice; (ii) agreements, understandings and arrangements of any kind with any officer, director, employee or stockholder of the Company; (iii) all effective powers of attorney granted by the Company to any Person; (iv) all agreements, contracts or other arrangements to which the Company is a guarantor, surety or endorser whether the Company’s obligations or liabilities thereunder are actual, accrued, accruing or contingent; (v) any contract, agreement, commitment, arrangement or understanding limiting the freedom of the Company from competing in any line of business or with any Person, from selling any products or services, from competing with or obtaining products or services from any Person, or from soliciting any Person to become an employee; (vi) any partnership or joint venture agreement with any Person; (vii) agreements, instruments, arrangements or understandings which otherwise reasonably could be expected to have a Material Adverse Effect on the Company; and (viii) any commitments or other obligation or understanding to enter into any of the foregoing.

“Most Recent Balance Sheet” means the Company’s unaudited balance sheet at September 30,2008

“Most Recent Balance Sheet Date” is September 30, 2008

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, limited partnership, limited liability partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

“Quarterly Statements” means the Company’s quarterly financial statements, including the notes thereto, filed with the Office of Insurance Regulation of the State of Florida for the quarterly periods ended after December 31, 2007.

“SAP” means the statutory accounting practices prescribed or permitted by the Office of Insurance Regulation of the State of Florida.

“State Insurance Licenses” means the approvals, authorizations, consents, licenses, orders, registrations and permits of all Authorities required in connection with the operation of the business of the Company as presently conducted.

[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BUYER:	The Resourcing Solutions Group, Inc.

	By:	/s/ Gary A. Musselman
Gary A. Musselman
President/Chief Executive Officer

	By:	/s/ Frank A. Moody, II
Frank A. Moody, II
Chairmen of the Board of Directors

SELLER:	Clarendon National Insurance Company

	By:	/s/ Patrick Fey
	Name:	Patrick Fey
	Title:	President

Clarendon Insurance Group, Inc.

	By:	/s/ Anders Larson
	Name:	Anders Larson
	Title:	CFO